Exhibit 5.1

Goodwin Procter LLP Counselors at Law 135 Commonwealth Drive Menlo Park, CA 94025-1105 T: 650.752.3100 F: 650.853.1038

September 9, 2013

Xoom Corporation

100 Bush Street, Suite 300

San Francisco, CA 94104

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-190548) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Xoom Corporation, a Delaware corporation (the “Company”) of 4,292,515 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), of which up to 2,859,893 shares (the “Company Shares”) will be issued and sold by the Company (including up to 559,893 shares issuable upon exercise of an over-allotment option granted by the Company) and 1,432,622 shares (the “Selling Stockholder Shares”) will be sold by certain selling stockholders (the “Selling Stockholders”). The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, the Selling Stockholders and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable and that the Selling Stockholder Shares have been duly authorized and validly issued, and are fully paid and non-assessable; provided, however, that with respect to the 249,586 Shares to be sold by certain of the Selling Stockholders that will be issued upon the exercise of options or warrants

Xoom Corporation

September 9, 2013

prior to such sale, such shares will be validly issued, fully paid and non-assessable upon the exercise and payment in compliance with the Company’s Amended and Restated Certificate of Incorporation as then in effect and the terms of the options and warrants pursuant to which such shares are to be issued.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP GOODWIN PROCTER LLP